EXHIBIT 99.1

News
For Immediate Release April 28, 2004	Contact: Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. TO CONSTRUCT A REFRACTORIES PLANT IN CHINA
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NEW YORK, April 28--Minerals Technologies Inc. (NYSE: MTX) announced today that its wholly owned subsidiary, MINTEQ International Inc., will build a modern, automated plant in China for the production of refractories products, which are used primarily in the steel industry. The company will spend approximately $14 million for the construction of the facility in Kunshan, which is about 50 kilometers from Shanghai amid a cluster of 15 steel mills.

"In the past 10 years, China has emerged as the world's leader in steel production. In 2003, China's steel production increased 20 percent to more than 220 million tons--more than the United States and Japan combined," said Paul R. Saueracker, chairman, president and chief executive officer. "Since steel accounts for more than half of the refractory materials consumed worldwide, we are constructing this new facility to position the company to service the Chinese steel market. This project is a continuation of our stated strategy to attain a stronger presence for our refractory products in Asia."

"In addition to producing refractory materials in China," said Alain Bouruet-Aubertot, senior vice president and managing director, MINTEQ International Inc., "we will be closer to our supply of two key raw materials, magnesia and bauxite. The proposed plant in Kunshan will have the capacity to produce about 100,000 tons of monolithic refractory materials and we expect it be become operational by mid-2005."

Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services for the paper, steel, polymer and other manufacturing industries. The company reported sales of $813.7 million in 2003.

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This press release contains some forward-looking statements; in particular statements of anticipated changes in the business environment in which the company operates and in the company's future operating rates. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in our 2003 Annual Report Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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For further information about Minerals Technologies Inc. look on the Internet at http://www.mineralstech.com